CONTACTS:                            Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
Pondel Wilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS RECORD 2011 SECOND QUARTER FINANCIAL RESULTS

-- Second Quarter Net Sales Rise 26.4% to $462.1 million;
Net Income Increases 32.0% to $84.2 million --

    Corona, CA – August 4, 2011 – Hansen Natural Corporation (NASDAQ:HANS) today reported financial results for the second quarter ended June 30, 2011.
    Gross sales for the 2011 second quarter increased 27.0 percent to $527.5 million from $415.3 million in the same period last year.  Net sales for the three-months ended June 30, 2011 increased 26.4 percent to $462.1 million from $365.7 million a year ago.
    Gross profit, as a percentage of net sales, for the 2011 second quarter was 52.8 percent, compared with 52.9 percent for the comparable 2010 second quarter.  Operating expenses for the 2011 second quarter increased to $111.7 million from $83.7 million in the same quarter last year.
    Distribution costs as a percentage of net sales were 4.1 percent for the 2011 second quarter, compared with 4.3 percent in the same quarter last year.
    Selling expenses as a percentage of net sales were 12.9 percent for the 2011 second quarter, compared with 10.4 percent in the same quarter a year ago.
    General and administrative expenses for the 2011 second quarter were $33.2 million, compared with $29.6 million for the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $4.1 million in the second quarter of 2011, compared with $3.5 million for the same period in 2010.
    Operating income for the 2011 second quarter increased 20.8 percent to $132.5 million from $109.7 million in the 2010 comparable quarter.
    The effective tax rate for the 2011 second quarter was 36.5 percent compared with 42.0 percent in the same quarter last year.
    Net income for the 2011 second quarter increased 32.0 percent to $84.2 million, compared with $63.8 million in the same quarter last year.  Net income per diluted share increased to $0.90, from $0.69 per diluted share in the 2010 comparable quarter.
    Net sales for the Company’s DSD segment for the 2011 second quarter increased 27.9 percent to $436.7 million from $341.3 million for the same period in 2010.
    Gross sales to customers outside the United States rose to $102.6 million in the 2011 second quarter from $66.6 million in the corresponding quarter in 2010.
    Rodney C. Sacks, chairman and chief executive officer, noted that despite the difficult economic environment coupled with high gas prices, the energy drink category continues to demonstrate solid growth with the Monster Energy® brand growing in excess of the category.  The Company continued to launch the Monster Energy® brand in new international markets during the quarter, with additional launches in South America, Central and Eastern Europe, and Asia planned for the second half of the year.  “Our new non-carbonated Monster Rehab™ energy drink with electrolytes and additional supplements, which was launched in the first quarter, has already become one of our better selling items in the convenience and gas channel and we are very pleased with consumer response.  We plan to introduce additional products in the Monster Rehab™ line later this year,” Sacks said.
    For the first half of 2011 gross sales rose to $935.1 million from $685.9 million for the comparable period a year earlier.  Net sales for the first six months of 2011 increased to $818.6 million from $603.8 million in the same period in 2010.  Both gross and net sales for the comparative 2010 period were impacted by advance purchases made by customers in the 2009 fourth quarter, following the Company’s announcement of a new marketing contribution program for Monster Energy® distributors, as well as to avoid product supply interruptions due to the Company’s planned transition to the SAP enterprise resource planning system in January 2010.  The Company previously estimated that approximately 4 percent to 6 percent of the fiscal 2009 fourth quarter gross sales were attributable to such advance purchases.
    Gross profit as a percentage of net sales was 52.5 percent for the first six months of 2011, compared with 52.6 percent for the same period in 2010.
    Operating expenses for the six-months ended June 30, 2011, increased to $208.8 million from $157.4 million in the same period last year.  Operating income was $220.9 million, compared with $160.5 million in the first six months of 2010.
    Net income for the first half of 2011 was $139.3 million, or $1.49 per diluted share, compared with $96.4 million, or $1.04 per diluted share, for the same period last year.

Investor Conference Call
    The Company will host an investor conference call today, August 4, 2011, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com.  For those who are unable to listen to the live broadcast, the call will be archived for approximately one year on the website.

Hansen Natural Corporation
    Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® natural sodas, apple juice and juice blends, fruit juice smoothies, multi-vitamin juices, iced teas, energy drinks, Junior Juice® beverages, Blue Sky® beverages, Monster Energy® energy drinks, Monster Energy® Extra Strength Nitrous Technology™ energy drinks, Java Monster® non-carbonated coffee + energy drinks, X-Presso Monster™ non-carbonated espresso energy drinks, Monster Rehab™ non-carbonated rehydration energy drinks, Peace Tea® iced teas, Worx Energy™ energy shots, Vidration® brand vitamin enhanced waters, Admiral® iced teas and Hubert’s™ Lemonades.  For more information visit www.hansens.com and www.monsterenergy.com.

Note Regarding Use of Non-GAAP Measures
    Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements.  However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance.  Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

Caution Concerning Forward-Looking Statements
Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues in which energy drinks can be sold; political, legislative or other governmental actions or events in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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(tables below)

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE- AND SIX-MONTHS ENDED JUNE 30, 2011 AND 2010
(In Thousands, Except Per Share Amounts) (Unaudited)
	Three-Months Ended June 30,		Six-Months Ended June 30,
	2011	2010	2011	2010
Gross sales, net of discounts & returns*	$527,519	$415,297	$935,112	$685,864
Less: Promotional and other allowances**	65,374	49,596	116,548	82,052

Net sales	462,145	365,701	818,564	603,812
Cost of sales	217,924	172,351	388,806	285,907

Gross profit	244,221	193,350	429,758	317,905
Gross profit margin as a percentage of net sales	52.8%	52.9%	52.5%	52.6%

Operating expenses	111,739	83,674	208,822	157,443
Operating expenses as a percentage of net sales	24.2%	22.9%	25.5%	26.1%

Operating income	132,482	109,676	220,936	160,462
Operating income as a percentage of net sales	28.7%	30.0%	27.0%	26.6%

Other income:
Interest and other income, net	624	1,034	627	1,443
Loss on investments and put options, net	(350)	(713)	(51)	(137)
Total other income	274	321	576	1,306

Income before provision for income taxes	132,756	109,997	221,512	161,768

Provision for income taxes	48,508	46,159	82,221	65,367

Net income	$84,248	$63,838	$139,291	$96,401
Net income as a percentage of net sales	18.2%	17.5%	17.0%	16.0%

Net income per common share:
Basic	$0.95	$0.72	$1.57	$1.09
Diluted	$0.90	$0.69	$1.49	$1.04

Weighted average number of shares of common stock and common stock equivalents:
Basic	88,475	88,587	88,701	88,467
Diluted	93,604	92,969	93,642	92,983

Case sales (in thousands) (in 192-ounce case equivalents)	44,272	35,861	78,954	60,066
Average net sales per case	$10.44	$10.20	$10.37	$10.05

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales.  Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by our internal reporting requirements. However, gross sales are used by management to monitor operating performance including sales performance of particular products, salesperson performance, product growth or declines and our overall performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Management believes the presentation of gross sales allows a more comprehensive presentation of our operating performance. Gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of our marketing activities.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2011 AND DECEMBER 31, 2010
(In Thousands, Except Par Value) (Unaudited)
	June 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$418,197	$354,842
Short-term investments	281,218	244,649
Trade accounts receivable, net	161,626	101,222
Distributor receivables	673	413
Inventories	156,778	153,241
Prepaid expenses and other current assets	18,623	17,022
Prepaid income taxes	248	9,992
Deferred income taxes	16,772	16,772
Total current assets	1,054,135	898,153

INVESTMENTS	30,202	44,189
PROPERTY AND EQUIPMENT, net	40,931	34,551
DEFERRED INCOME TAXES	57,545	58,475
INTANGIBLES, net	46,677	43,316
OTHER ASSETS	4,080	3,447
Total Assets	$1,233,570	$1,082,131

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$102,263	$85,674
Accrued liabilities	32,700	23,811
Deferred revenue	11,050	10,140
Accrued distributor terminations	13	407
Accrued compensation	5,785	7,603
Current portion of debt	1,255	274
Income taxes payable	8,784	925
Total current liabilities	161,850	128,834

DEFERRED REVENUE	121,376	124,899

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 120,000 shares authorized; 99,079 shares issued and 88,620 outstanding as of June 30, 2011; 98,731 shares issued and 88,980 outstanding as of December 31, 2010	495	494
Additional paid-in capital	206,833	187,040
Retained earnings	1,021,716	882,425
Accumulated other comprehensive income	2,004	281
Common stock in treasury, at cost; 10,459 shares and 9,751 shares as of June 30, 2011 and December 31, 2010, respectively	(280,704)	(241,842)
Total stockholders' equity	950,344	828,398
Total Liabilities and Stockholders’ Equity	$1,233,570	$1,082,131